FOR IMMEDIATE RELEASE

Claude Mongeau elected to Norfolk Southern board of directors

NORFOLK, Va., Sept. 23, 2019 – Claude Mongeau has been elected a director of Norfolk Southern Corporation (NYSE:NSC) effective Sept. 23, Chairman, President and CEO James A. Squires announced today.

Mongeau, 57, is former president and chief executive officer of Canadian National Railway Company, holding those positions from 2010 to 2016. He has been appointed to the Compensation Committee and the Finance and Risk Management Committee of the Norfolk Southern board and will serve as an independent director.

Mongeau brings extensive freight transportation industry experience to Norfolk Southern’s board. As Canadian National’s CEO, he successfully executed a customer-centric version of precision scheduled railroading. Under his leadership, CN enhanced operating efficiencies while improving service through engagement, communication, and collaboration with customers. During a 22-year career at CN, Mongeau also served as executive vice president and chief financial officer; vice president strategic and financial planning; and assistant vice president corporate development.

“We are excited and pleased to welcome Claude to the Norfolk Southern board,” Squires said. “Claude’s deep knowledge and understanding of precision scheduled railroading will be invaluable as we continue to implement our PSR-based strategic plan to drive efficiencies, service, growth, and shareholder value. Claude brings hands-on experience in aligning PSR with a customer focus that promotes end-to-end supply chain performance and growth.”

Prior to joining CN, Mongeau was a partner with Groupe Secor, a Montreal-based management consulting firm that provided strategic advice to large Canadian firms. He began his career in Paris as a consultant for the American firm Bain & Company. Mongeau holds a Bachelor of Arts in psychology from the University of Quebec and an MBA from McGill University.

Mongeau serves as a corporate director on the boards of Cenovus Energy Inc. and the Toronto-Dominion Bank.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Peter Sharbel, 757-629-2861 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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